                          Securities and Exchange Commission

                                Washington, D.C.  20549
                                        Form 8-K

                                   Current Report
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)    December 19, 1996



                             SCRIPTEL HOLDING, INC.
                 (Exact name of registrant as specified in its charter)

  Delaware                        0-20938                         31-1069865
(State or other jurisdiction    ( Commission                  ( IRS Employer
  of incorporation)              file number)              Identification No.)


4153 Arlingate Plaza        Columbus, OH         43228
( Address of principal executive offices)

                                (614) 276-8402
                         (Registrant's telephone number,
                               including area code)

Item 9.  Sales Of Equity Securities Pursuant To Regulation S

A. The Company issued a $200,000 convertible debenture in November 1996 under the provisions of Regulation S promulgated by the Securities and Exchange Commission ("Regulation S"). In November 1996, the investor, a foreign company, elected to convert the principal and accrued interest on the debenture into 1,001,151 common shares, at $0.20 per share. (The debenture's conversion price was 60% of the market price of the stock, as defined, on the date of conversion, but was subject to a minimum conversion price of $0.20 per share.) In recognition of a reduction in the market price of the Company's common stock, on December 19, 1996 the Company and the investor amended the original terms of the debenture to reflect no minimum conversion price. The closing bid price of the Company's common stock on December 19, 1996 was $0.18 per share. Using that price and the debenture's revised conversion formula, the Company will issue approximately 1,000,000 additional common shares to the foreign investor on conversion of the debenture. The additional shares will also be issued under the provisions of Regulation S. The Company received no additional consideration for the additional shares; however, the Company is continuing to negotiate issuance of convertible debentures to other foreign investors through Alexander, Wescott & Co., Inc. ("Wescott"), the placement agent for the debentures.

B. The conversion terms for any similar debentures issued through Wescott will continue to have a 40% discount from market with no minimum conversion price. However, the shares may not be issued for less than the $0.10 par value of the common stock.


C. The closing market bid price of the Company's common stock on December 19, 1996 was $0.18 per share.

Signatures


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


December 20, 1996
Scriptel Holding, Inc.
(Registrant)


By:   /s/ Frederick A. Niebauer
          Frederick A. Niebauer
          Treasurer  (principal financial and accounting officer)